Exhibit 10.25

Execution Version

AMENDMENT NUMBER SEVEN TO CREDIT AGREEMENT

THIS AMENDMENT NUMBER SEVEN TO CREDIT AGREEMENT (this “Amendment”), dated as of March 20, 2017, is entered into by and among WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), each Lender party hereto, and ASURE SOFTWARE, INC., a Delaware corporation (“Borrower”).

RECITALS

A.            Borrower, Agent and the financial institutions party thereto (the “Lenders”) have previously entered into that certain Credit Agreement, dated as of March 20, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have made certain loans and financial accommodations available to Borrower. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement.

B.            Borrower has notified Agent that it desires to pay in full the Indebtedness outstanding under the Mangrove Subordinated Note (the “Mangrove Note Payoff”) on or about March 20, 2017, the outstanding balance of which is $5,879,000 as of the Seventh Amendment Effective Date.

C.            On the Seventh Amendment Effective Date (as defined below), but immediately prior to the funding of the Additional Term Loan (as defined below), the outstanding principal balance of the Term Loan was $24,714,453.11 (the “Original Term Loan”). In order to finance a portion of the Mangrove Note Payoff, Borrower has requested that on the Seventh Amendment Effective Date, the Lenders make an additional Term Loan to Borrower in the aggregate amount of $5,000,000 (the “Additional Term Loan” and together with the Original Term Loan, the “Term Loans”) so that after disbursing the proceeds of the Additional Term Loan, the aggregate principal amount of the Term Loans will be $29,714,453.11.

D.            Borrower has further requested that Agent and the Lenders amend certain other provisions of the Credit Agreement and consent to the Mangrove Note Payoff. The Lender Group has agreed to such amendments and consent pursuant to the terms hereunder.

AMENDMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                 Amendments to Credit Agreement. Effective upon the Seventh Amendment Effective Date (as defined in Section 3 below):

(a)                 Schedule 1.1 of the Credit Agreement is hereby amended by adding the following new definition in alphabetical order:

“Seventh Amendment Effective Date” means March 20, 2017.

(b)                 The definition of “Credit Amount” set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Credit Amount” means, as of any date of determination, the result of (a) TTM Recurring Revenue calculated as of the last month for which financial statements have most recently been delivered pursuant to Section 5.1 of the Agreement minus the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) of the Agreement, times (b) the applicable amount set forth in the following table for the date set forth opposite thereto:

Applicable amount	For any date of determination occurring on or during the fiscal quarter ending
1.15	March 31, 2017
1.10	June 30, 2017
1.00	September 30, 2017
1.00	December 31, 2017
0.90	March 31, 2018
0.80	June 30, 2018
0.80	September 30, 2018
0.80	December 31, 2018

(c)                 The definition of “EBITDA” set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“EBITDA” means, with respect to any fiscal period:

(a) Borrower’s consolidated net earnings (or loss),

minus

(b) without duplication, the sum of the following amounts of Borrower for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i)            any extraordinary, unusual, or non-recurring gains,

(ii)           interest income,

(iii)          any software development costs to the extent capitalized during such period,

(iv)         exchange, translation or performance gains relating to any hedging transactions or foreign currency fluctuations, and

(v)          income arising by reason of the application of FAS 141R,

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plus

(c) without duplication, the sum of the following amounts of Borrower for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i)            any extraordinary, unusual, or non-recurring non-cash losses,

(ii)           Interest Expense,

(iii)          tax expense based on income, profits or capital, including federal, foreign, state, franchise and similar taxes (and for the avoidance of doubt, specifically excluding any sales taxes or any other taxes held in trust for a Governmental Authority),

(iv)          depreciation and amortization for such period,

(v)           with respect to any Permitted Acquisition after the Closing Date (other than the Mangrove Acquisition and the January 2017 Acquisitions), costs, fees, charges, or expenses consisting of out-of-pocket expenses owed by Borrower or any of its Subsidiaries to any Person for services performed by such Person in connection with such Permitted Acquisition incurred within 180 days (Borrower may request an addback for such expenses incurred after 180 days but within 365 days in Agent’s sole discretion) of the consummation of such Permitted Acquisition, (i) up to an aggregate amount (for all such items in this clause (v)) for such Permitted Acquisition not to exceed the greater of (1) $500,000 and (2) 5.0% of the Purchase Price of such Permitted Acquisition and (ii) in any amount to the extent such costs, fees, charges, or expenses in this clause (v) are paid with proceeds of new equity investments in exchange for Qualified Equity Interests of Borrower contemporaneously made by Permitted Holders,

(vi)          with respect to any Permitted Acquisitions after the Closing Date: (A) purchase accounting adjustments, including, without limitation, a dollar for dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet and before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in accordance with GAAP purchase accounting rules; and (B) non-cash adjustments in accordance with GAAP purchase accounting rules under FASB Statement No. 141 and EITF Issue No. 01-3, in the event that such an adjustment is required by Borrower’s independent auditors, in each case, as determined in accordance with GAAP,

(vii)         fees, costs, charges and expenses, in respect of Earn-Outs incurred in connection with any Permitted Acquisition to the extent permitted to be incurred under the Agreement that are required by the application of FAS 141R to be and are expensed by Borrower and its Subsidiaries,

(viii)        non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising

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from the sale or issuance of Equity Interests, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such Equity Interests, stock option, stock appreciation rights, or similar arrangements) minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of net earnings (or loss),

(ix)          one time non-cash restructuring charges,

(x)           non-cash exchange, translation, or performance losses relating to any hedging transactions or foreign currency fluctuations,

(xi)          non-cash losses on sales of fixed assets or write-downs of fixed or intangible assets,

(xii)         with respect to the January 2017 Acquisitions, one-time acquisition and integration charges consisting of (i) out-of-pocket fees, costs, and expenses owed by Borrower or any of its Subsidiaries to any Person for legal, accounting, valuation or other professional services performed by such Person in connection with the January 2017 Acquisitions, or (ii) employee severance payments and moving costs, and lease terminations and associated relocation charges and costs, incurred as a result of the January 2017 Acquisitions, in each case to the extent incurred within 180 days (Borrower may request an addback for such expenses incurred after 180 days but within 365 days in Agent’s sole discretion) of the consummation of such January 2017 Acquisitions, up to an aggregate amount (for all such items in this clause (xiv)) not to exceed $1,400,000.

in each case, determined on a consolidated basis in accordance with GAAP.

For the purposes of calculating EBITDA for any period of 4 consecutive fiscal quarters (each, a “Reference Period”), (a) if at any time during such Reference Period (and after the Closing Date), Borrower or any of its Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case to be agreed by Agent) or in such other manner acceptable to Agent as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period, (b) EBITDA for the fiscal quarter ended March 31, 2016, shall be deemed to be $879,376, (c) EBITDA for the fiscal quarter ended June 30, 2016, shall be deemed to be $2,628,033, (d) EBITDA for the fiscal quarter ended September 30, 2016, shall be deemed to be $2,289,793, and (e) EBITDA for the fiscal quarter ended December 31, 2016, shall be deemed to be $2,217,470.

(d)                 The definition of “Fixed Charges” set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Fixed Charges” means, with respect to any fiscal period and with respect to Borrower determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense accrued (other than interest

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paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, (b) principal payments in respect of Indebtedness that are required to be paid during such period, other than regularly scheduled payment (but not payments following acceleration) by Borrower (directly or indirectly) of interest and principal on the CPI Subordinated Note, the PMSI Subordinated Note, and the PSNW Subordinated Note, to the extent such payments are permitted to be made under the CPI Subordination Agreement, the PMSI Subordination Agreement, and the PSNW Subordination Agreement, respectively, and (c) all federal, state, and local income taxes accrued during such period, and (d) all Restricted Payments paid (whether in cash or other property, other than common Equity Interest) during such period; provided that the amounts corresponding to clauses (a) and (b) of this definition shall be annualized during the period of time from the Seventh Amendment Effective Date through the fiscal quarter ending September 30, 2017.

(e)                   The definition of “Term Loan Amount” set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Term Loan Amount” means $29,714,453.11.

(f)                  Section 2.2 of the Credit Agreement is hereby amended and restated in its entirety as follows:

2.2            Term Loan. Subject to the terms and conditions of this Agreement, on the Seventh Amendment Effective Date each Lender with a Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the “Term Loan”) to Borrower in an amount equal to such Lender’s Pro Rata Share of the Term Loan Amount. The principal of the Term Loan shall be repaid on the following dates and in the following amounts:

Date	Installment Amount
June 30, 2017 and the last day of each fiscal quarter thereafter	$742,861.33

The outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loan shall be due and payable on the earlier of (i) the Maturity Date, and (ii) the date of the acceleration of the Term Loan in accordance with the terms hereof. Any principal amount of the Term Loan that is repaid or prepaid may not be reborrowed. All principal of, interest on, and other amounts payable in respect of the Term Loan shall constitute Obligations hereunder.

(g)                 Section 7 of the Credit Agreement is hereby amended and restated in its entirety as follows:

7.             FINANCIAL COVENANTS.

Borrower covenants and agrees that, until termination of all of the

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Commitments and payment in full of the Obligations, Borrower will:

(a)            Fixed Charge Coverage Ratio. Have a Fixed Charge Coverage Ratio, measured on a quarter-end basis, of not less than the applicable ratio set forth in the following table for the applicable date set forth opposite thereto:

Applicable Ratio	Applicable Date(s)
1.25:1.00	March 31, 2017, June 30, 2017, September 30, 2017, and December 31, 2017
1.50:1.00	March 31, 2018, June 30, 2018, September 30, 2018, and December 31, 2018

(b)            Leverage Ratio. Have a Leverage Ratio, measured on a quarter-end basis, of not greater than the applicable ratio set forth in the following table for the applicable date set forth opposite thereto:

Applicable Ratio	Applicable Date(s)
4.25:1.00	March 31, 2017
4.25:1.00	June 30, 2017
4.25:1.00	September 30, 2017
4.00:1.00	December 31, 2017
3.75:1.00	March 31, 2018
3.50:1.00	June 30, 2018
3.25:1.00	September 30, 2018
3.00:1.00	December 31, 2018

(h)                 Schedule C-1 to the Credit Agreement is hereby amended and restated in its entirety to read as Schedule C-1 attached hereto.

2.                   Consent. Under the terms of the Mangrove Subordinated Note, the first payment of principal in an amount equal to $3,000,000 is due and payable on March 18, 2017, and the second payment of the remaining principal balance, together with all accrued and unpaid interest, is due on March 18, 2018 (such second payment, the “Second Payment”). The Second Payment would not be permitted to be made prior to March 18, 2018 under Section 6.4 (Disposal of Assets) of the Credit Agreement, Section 6.6 (Prepayments and Amendments) of the Credit Agreement, or under the Mangrove Subordination Agreement because such payment constitutes a prepayment of the Indebtedness owing under the Mangrove Subordinated Note, and because such

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payment does not constitute a “Permitted Disposition” under clause (r) of the definition thereof. In light of the foregoing, Borrower has requested that Agent and the Lenders consent to the making of the Second Payment in connection with the Mangrove Note Payoff, notwithstanding the limitations described above.

Agent and the Lenders hereby consent to the Second Payment subject to the satisfaction of each of the following conditions:

(a)	Borrower shall have delivered to Agent a certificate from an Authorized Person, in the form attached hereto as Exhibit A.

(b)	The aggregate amount of the Mangrove Note Payoff shall not exceed $5,879,000.

(c)	The Mangrove Note Payoff shall be consummated on or before March 20, 2017.

(d)	The proceeds of the Additional Term Loan shall be used to finance a portion of the Mangrove Note Payoff.

(e)     Agent shall have received a duly executed payoff letter in respect of the Indebtedness owing under the Mangrove Subordinated Note, and such other releases, documents and agreements as Agent may reasonably request to evidence the release of any collateral securing payment of the Indebtedness owing under the Mangrove Subordinated Note, in each case, in form and substance satisfactory to Agent.

The limited consent set forth herein shall be limited precisely as written and shall not be deemed to be (a) a waiver, consent or modification of any other term or condition of the Credit Agreement or (b) prejudice any right or remedy which Agent or the Lenders may now or in the future have under or in connection with the Credit Agreement.

3.                   Conditions Precedent to Amendment Number Seven. This Amendment shall become effective as of the date hereof (such date, the “Seventh Amendment Effective Date”) upon satisfaction or waiver by the Lender Group of each of the following conditions precedent:

(a)                 This Amendment. Agent shall have received (i) this Amendment, duly executed by Borrower, and (ii) the Reaffirmation of Guaranty attached hereto, duly executed by each Guarantor;

(b)                 Fee Letter. Agent shall have received that certain Third Amended and Restated Fee Letter, by and between Borrower and Agent, dated as of even date herewith (the “Third Amended and Restated Fee Letter”), duly executed by Borrower;

(c)                 Opinion Letter. Agent shall have received a satisfactory opinion of Borrower’s and Guarantors’ counsel;

(d)                 Representations and Warranties. Immediately after giving effect to this Amendment, except to the extent any such representation and warranty solely relates to an earlier specified date, the representations and warranties contained in Section 4 below shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any portion of any representation and warranty that already is qualified or modified by materiality in the text thereof); and

(e)                   Fees and Expenses Paid. There shall have been paid to Agent for the account of Agent, all fees and expenses (including fees and expenses of counsel to Agent) incurred in connection with this Amendment and the transactions contemplated hereby, and all other fees and expenses due and payable on or before the date hereof under any Loan Document.

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4.                   Representations and Warranties. Borrower represents and warrants as follows:

(a)                 Authority. Borrower has the requisite corporate power and authority to execute and deliver this Amendment and the Third Amended and Restated Fee Letter, and to perform its obligations hereunder and under the Loan Documents (as amended hereby) to which it is a party. The execution, delivery and performance by Borrower of this Amendment and the Third Amended and Restated Fee Letter have been duly approved by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restrictions binding on Borrower.

(b)                 Enforceability. Each of this Amendment and the Third Amended and Restated Fee Letter has been duly executed and delivered by Borrower. Each of this Amendment, the Third Amended and Restated Fee Letter and the Credit Agreement (as amended or modified hereby) is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, and is in full force and effect, except to the extent that (i) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights or general principles of equity or (ii) the availability of the remedies of specific performance or injunctive relief are subject to the discretion of the court before which any proceeding therefor may be brought.

(c)                 Representations and Warranties. Immediately after giving effect to this Amendment, the representations and warranties contained in the Credit Agreement are true, complete and accurate in all respects as of the date hereof, except for representations and warranties which relate exclusively to an earlier date, which shall be true and correct in all respects as of such earlier date.

(d)                 No Default. Immediately after giving effect to this Amendment, no Default or Event of Default exists or is continuing.

5.                   No Waiver. The execution of this Amendment and any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Loan Document, whether or not known to Agent or any of the Lenders and whether or not existing as of the date hereof.

6.                  Release.

(a)                 In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower, on behalf of itself, and its successors, assigns and other legal representatives (Borrower and all such other persons being hereinafter referred to collectively as “Releasors” and individually as a “Releasor”), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent, each Lender, and its successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other persons being hereinafter referred to collectively as “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set off, demands and liabilities whatsoever (individually, an “Indemnified Claim” and collectively, “Indemnified Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Releasors may now or hereafter own, hold, have or claim to have against Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, for or on account of, or in relation to, or in any way in connection with any of the Agreement or any of the other Loan Documents or transactions thereunder or related thereto.

(b)                 It is the intention of Borrower that this Amendment and the release set forth above shall constitute a full and final accord and satisfaction of all claims that may have or hereafter be deemed to have

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against Releasees as set forth herein. In furtherance of this intention, Borrower, on behalf of itself and each other Releasor, expressly waives any statutory or common law provision that would otherwise prevent the release set forth above from extending to claims that are not currently known or suspected to exist in any Releasor’s favor at the time of executing this Amendment and which, if known by Releasors, might have materially affected the agreement as provided for hereunder. Borrower, on behalf of itself and each other Releasor, acknowledges that it is familiar with Section 1542 of California Civil Code:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

(c)                 Borrower, on behalf of itself and each other Releasor, waives and releases any rights or benefits that they may have under Section 1542 to the full extent that they may lawfully waive such rights and benefits, and Borrower, on behalf of itself and each other Releasor, acknowledges that it understands the significance and consequences of the waiver of the provisions of Section 1542 and that it has been advised by counsel as to the significance and consequences of this waiver.

(d)                 Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(e)                   Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

7.                 Choice of Law and Venue; Jury Trial Waiver. THIS AMENDMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

8.                  Counterparts. This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile or other electronic method of transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

9.                   Reference to and Effect on the Loan Documents.

(a)                 Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(b)                 Except as specifically amended above, the Credit Agreement and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of Borrower without defense, offset, claim or contribution.

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(c)                 The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

(d)                 To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

10.                Ratification. Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement, as amended hereby, and the Loan Documents effective as of the date hereof.

11.                Estoppel. To induce Agent to enter into this Amendment and to continue to make advances to Borrower under the Credit Agreement, Borrower hereby acknowledges and agrees that, immediately before and after giving effect to this Amendment, as of the date hereof, there exists no Default or Event of Default and no right of offset, defense, counterclaim or objection in favor of Borrower or any Guarantor as against Agent or any Lender with respect to the Obligations.

[The remainder of the page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

BORROWER:

ASURE SOFTWARE, INC.,
a Delaware corporation

By:
Name:
Title:

Amendment Number Seven to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION,
a national banking association, as Agent and sole Lender

By:
Name:
Title:

Amendment Number Seven to Credit Agreement

EXHIBIT A

CERTIFICATE OF AUTHORIZED PERSON

[on Borrower’s letterhead]

To:	Wells Fargo Bank, National Association 2450 Colorado Avenue, Suite 3000 West Santa Monica, California 90404 Attn: Technology Finance Manager

Re:	Certificate dated March 20, 2017

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement, dated as of March 20, 2014 (as amended restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the lenders identified on the signature pages of the Credit Agreement (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter individually, as a “Lender”, and collectively, as “Lenders”), Wells Fargo Bank, National Association, as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, “Agent”), and Asure Software, Inc., a Delaware corporation (“Borrower”). Initially capitalized terms used in this certificate (this “Certificate”) but not defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to that certain Amendment Number Seven to Credit Agreement, dated as of March 20, 2017, between Agent and Borrower (the “Amendment”), the undersigned Authorized Person of Borrower hereby certifies as of the date hereof1 that:

1.	no Default or Event of Default has occurred and is continuing as of the date hereof or (after giving effect to the consent contained in Section 2 of the Amendment) would result as a consequence of the Mangrove Note Payoff (as defined in the Amendment);

2.	Borrower is projected to be in compliance with each financial covenant in Section 7 of the Credit Agreement as of each of the next 4 fiscal quarter periods, after giving effect to the Mangrove Note Payoff;

3.	after giving effect to the Mangrove Note Payoff, Borrower has Liquidity of at least $4,000,000; and

4.	Borrower is Solvent both before and after giving effect to the Mangrove Note Payoff.

[Signature Page Follows]

1 This certificate is to be dated as of, and delivered in connection with, the Mangrove Note Payoff.

Exhibit A

IN WITNESS WHEREOF, this Certificate is executed by the undersigned as of the date first above written.

ASURE SOFTWARE, INC.,
a Delaware corporation

By:
Name:
Title:

Exhibit A

Schedule C-1

Commitments as of the Seventh Amendment Effective Date

Lender	Revolver Commitment	Term Loan Commitment	Total Commitment
Wells Fargo Bank, National Association	$3,000,000	$29,714,453.11	$32,714,453.11
All Lenders	$3,000,000	$29,714,453.11	$32,714,453.11

REAFFIRMATION OF GUARANTY

Dated as of March 20, 2017

Each of the undersigned (each a “Guarantor” and collectively, the “Guarantors”), has executed the Guaranty and Security Agreement, dated as of March 20, 2014 (the “Guaranty”), in favor of Wells Fargo Bank, National Association, a national banking association (“Agent”), respecting the obligations of Asure Software, Inc., a Delaware corporation (“Borrower”), under that certain Credit Agreement dated as of March 20, 2014, by and between Borrower, the Lenders signatory thereto and Agent, owing to the Lender Group under and pursuant to the Loan Documents (as that term is defined in the Credit Agreement). Concurrently herewith, the terms of the Credit Agreement are being amended pursuant to that certain Amendment Number Seven to Credit Agreement attached hereto (the “Amendment”). Each Guarantor acknowledges the terms of the Amendment and reaffirms and agrees that: (a) its Guaranty remains in full force and effect; (b) nothing in such Guaranty obligates Agent to notify the undersigned of any changes in the loans and financial accommodations made available to Borrower (as that term is defined in the Amendment) or to seek reaffirmation of such Guaranty; and (c) no requirement to so notify any of the undersigned or to seek reaffirmation in the future shall be implied by the execution of this reaffirmation.

GUARANTORS:	ASURE COBRASOURCE, LLC,
a Delaware limited liability company

By:
Name:
Title:

MANGROVE EMPLOYER SERVICES, INC.,
a Florida corporation

By:
Name:
Title:

MANGROVE PAYROLL SERVICES, INC.,
a Florida corporation

By:
Name:
Title:

Reaffirmation of Guaranty

MANGROVE SOFTWARE, INC.,
a Florida corporation

By:
Name:
Title:

PERSONNEL MANAGEMENT SYSTEMS, INC.,
a Washington corporation

By:
Name:
Title:

Reaffirmation of Guaranty